Exhibit 10.1

UNITED STATES OF AMERICA

BEFORE THE

BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

WASHINGTON, D.C.

TEXAS DEPARTMENT OF BANKING
AUSTIN, TEXAS

)
Written Agreement by and among	)
)
TEXAS STATE BANK	) Docket No. 06-008-WA/RB-SM
McAllen, Texas	)
)
FEDERAL RESERVE BANK	)
OF DALLAS	)
Dallas, Texas	)
)
and	)
)
TEXAS DEPARTMENT OF BANKING	)
Austin, Texas	)
)

WHEREAS, Texas State Bank, McAllen, Texas (the “Bank”), a state chartered bank that is a member of the Federal Reserve System, is taking steps to address deficiencies relating to the Bank’s compliance with applicable federal anti-money laundering (“AML”) laws, rules, and regulations, including the Bank Secrecy Act (the “BSA”), 31 U.S.C. 5311 et seq.; the rules and regulations issued thereunder by the U.S. Department of the Treasury (31 C.F.R. Part 103); and the AML requirements of Regulation H of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. 208.62 and 208.63);

WHEREAS, it is the common goal of the Bank, the Federal Reserve Bank of Dallas (the “Reserve Bank”), and the Texas Department of Banking (the “Commissioner”) to ensure that the Bank fully addresses all deficiencies in the Bank’s AML program, policies and procedures; and

WHEREAS, on April 25, 2006, the Bank’s board of directors, at a duly constituted meeting, adopted a resolution authorizing and directing G.E. Roney  to enter into this Written Agreement (the “Agreement”) on behalf of the Bank, and consenting to compliance by the Bank and its institution-affiliated parties, as defined in section 3(u) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. 1813(u)), with each and every provision of this Agreement.

NOW, THEREFORE, the Bank, the Reserve Bank, and the Commissioner hereby agree as follows:

Anti-Money Laundering Compliance

1.                                       Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable written BSA/AML program designed to ensure the Bank’s compliance with all applicable AML laws, rules, and regulations. The program shall include provisions for updates on an ongoing basis as necessary to incorporate amendments to the BSA and the rules and regulations issued thereunder. The program shall, at a minimum provide, for:

(a)                                     enhanced internal controls, including effective customer identification procedures;

(b)                                    the independent testing of compliance with the BSA and the rules and regulations issued thereunder through regular comprehensive compliance audits that are fully documented and conducted by qualified parties who are independent of the Bank’s compliance function;

(c)                                     adequate resources for the BSA compliance officer, including sufficient staff and authority to implement and maintain an effective BSA/AML program that is commensurate with the Bank’s size and risk profile; and

(d)                                 effective training for all appropriate Bank personnel in all aspects of AML regulatory requirements and internal policies and procedures, and updating of training on a regular basis to reasonably ensure that personnel are trained in the most current legal requirements, applicable industry best practices, and internal policies and procedures.

Suspicious Activity Reporting and Customer Due Diligence

2.                                      Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner an acceptable written customer due diligence program designed to reasonably ensure the identification and timely, accurate, and complete reporting of all known or suspected violations of law against or involving the Bank and suspicious transactions at the Bank to law enforcement and supervisory authorities as required by the BSA and other applicable laws and regulations. At a minimum, the program shall include:

(a)                                     a methodology for assigning risk levels to the customer base;

(b)                                    a risk focused assessment of the customer base to:

(i)                                         identify the categories of customers whose transactions and banking activities are routine and usual; and

(ii)                                      determine the appropriate level of enhanced due diligence

necessary for those categories of customers that pose a heightened risk of conducting potentially illicit activities at or through the Bank;

(c)                                     for each customer whose transactions require enhanced due diligence, procedures to:

(i)                                          determine the appropriate documentation necessary to verify the identity and business activities of the customer; and

(ii)                                        understand the normal and expected transactions of the customer;

and

(d)                                procedures designed to ensure proper identification and reporting of all known or suspected violations of law and suspicious transactions, including but not limited to:

(i)                                       effective monitoring of customer accounts and transactions;

(ii)                                     appropriate participation by Bank senior management in the process of identifying, reviewing, and reporting potentially suspicious activity;

(iii)                                  adequate and timely referral of information about potentially suspicious activity through appropriate levels of Bank management, including a policy for determining action to be taken when necessary due diligence information cannot be obtained from a customer or otherwise; and

(iv)                                 maintenance of sufficient documentation by the Bank with respect to its investigation and analysis of suspicious activity, including the resolution and escalation of concerns.

Approval, Implementation, and Progress Reports

3.                                      (a)                                  The Bank shall submit written programs that are acceptable to the Reserve Bank and the Commissioner within the applicable time periods set forth in paragraphs 1 and 2 of this Agreement.

(b)                                  The Bank shall adopt the approved programs within 10 days of approval by the Reserve Bank and the Commissioner. The Bank shall thereafter implement and fully comply with the approved programs. During the term of this Agreement, the approved programs shall not be amended or rescinded without the prior written approval of the Reserve Bank and the Commissioner.

4.                                       Within 10 days after the end of each calendar quarter following the date of this Agreement, the Bank shall submit to the Reserve Bank and the Commissioner written progress reports detailing all actions taken to comply with the provisions of this Agreement, and the results thereof. Management’s responses to any audit reports covering BSA/AML matters prepared by internal or external auditors shall be included with the progress report. The Reserve Bank and the Commissioner may, in writing, discontinue the requirement for progress reports or modify the reporting schedule.

Notices

5.                                       All communications regarding this Agreement shall be sent to:

(a)	Mr. W. Arthur Tribble
Vice President
Federal Reserve Bank of Dallas
P. O. Box 655906
Dallas, Texas 75265

(b)	Mr. Randall James
Commissioner
Texas Department of Banking
2601 North Lamar
Austin, Texas 78705

(c)	Mr. Glen E. Roney
Chairman of the Board and Chief Executive Officer
P.O. Box 4797
McAllen, Texas 78502-4797

Miscellaneous

6.                                       The provisions of this Agreement shall be binding on the Bank and each of its institution-affiliated parties in their capacities as such, and their successors and assigns.

7.                                       Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated or suspended in writing by the Reserve Bank and the Commissioner.

8.                                           Notwithstanding any provision of this Agreement, the Reserve Bank and the Commissioner may, in their sole discretion, grant written extensions of time to the Bank to comply with any provision of this Agreement.

9.                                           The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, the Commissioner or any federal or state agency from taking any further or other action affecting the Bank or any of its current or former institution-affiliated parties or their successors or assigns.

10.                                     This Agreement is a “written agreement” for the purposes of, and is enforceable by the Board of Governors as an order issued under, section 8 of the FDI Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of this 25 day of April, 2006.

TEXAS STATE BANK		FEDERAL RESERVE BANK OF DALLAS

By:	/s/ G.E. Roney	By:	/s/ E. Ann Worthy

TEXAS DEPARTMENT OF BANKING

		By:	/s/ Gayle L. Griffin
Deputy Banking Commissioner